Exhibit 99.1

Alliqua BioMedical, Inc. Announces the Sale of TheraBond® 3D Antimicrobial Barrier
Systems Product Line; Alliqua Updates Fiscal Year Outlook

YARDLEY, PA., September 5, 2017 (GLOBE NEWSWIRE) — Alliqua BioMedical, Inc. (NASDAQ:ALQA) (“Alliqua or the “Company”), a regenerative technologies company committed to restoring tissue and rebuilding lives, today announced that Alliqua sold all assets associated with its TheraBond® 3D Antimicrobial Barrier Systems (“TheraBond”) product line to Argentum Medical, LLC (“Argentum”), an industry-leading manufacturer of metallic silver-based, antimicrobial wound dressings and portfolio company of Shore Capital Partners, a private equity firm focused exclusively on the health care industry. Alliqua will use the proceeds from the sale for working capital purposes and to reduce its outstanding debt balance. As a result of this transaction, the Company's lender has agreed to defer all principal payments until January 31, 2018.

“We are excited to announce the sale of our TheraBond product line to Argentum, which we believe represents an important strategic decision for our enterprise for two primary reasons,” said David Johnson, Chief Executive Officer of Alliqua. “First, this transaction provides support to our balance sheet with an influx of capital to fund our operations. Second, the sale of our TheraBond product line aligns with our goal to focus on our core capability as a regenerative technology company and execute on our targeted sales and marketing strategy for our regenerative products, Biovance®, Interfyl™ and UltraMIST®. We have updated our fiscal year 2017 financial outlook in today’s release to reflect our business on a continuing operations basis. Alliqua’s products revenue growth profile is stronger as a result of the strategic transactions we have announced over the last year with our Sorbion and TheraBond product lines. Specifically, we expect our fiscal year 2017 guidance will reflect product revenue growth - on a continuing operations basis - in a range of 21% to 27% year-over-year.”

“Alliqua has done an excellent job establishing the TheraBond products as reliable, high-quality solutions for managing burns and other advanced wound care applications,” said Raul Brizuela, President and CEO of Argentum. “We are excited to add the TheraBond products to Argentum’s existing market leading Silverlon® silver plated nylon product portfolio, further strengthening our clinically proven and cost-effective offering for clinicians and patients in all advanced wound care settings.”

The aggregate purchase price for the TheraBond product line was approximately $3.8 million, subject to customary holdbacks for indemnification obligations and earn out payments due upon performance of certain transition services. Net of payments to Alliqua’s senior secured lender of $1.65 million, Alliqua received proceeds of approximately $1.65 million at the closing.

The above description of the definitive agreements does not purport to be complete and is qualified in its entirety by reference to the definitive agreements, which Alliqua included as exhibits to its Form 8-K filed today with the Securities and Exchange Commission.

Fiscal Year 2017 Outlook:

The Company is updating its revenue guidance for the fiscal year 2017 period, which was last updated on August 10, 2017. For the fiscal year ending December 31, 2017, the Company expects total revenue, on a continuing operations basis of $18.4 million to $19.3 million, representing growth in the range of approximately 13% to 19% year-over-year.

The Company’s total revenue guidance assumes the following:

•	The Company’s total revenue guidance, on a continuing operations basis, assumes product sales of $17.0 million to $17.9 million, representing growth in the range of approximately 21% to 27% year-over-year compared to product sales, on a continuing operations basis, of $14.1 million in the fiscal year ended December 31, 2016.

o	Revenue from continuing operations for the fiscal year ended December 31, 2016, excludes TheraBond revenue of approximately $2.0 million and excludes Sorbion revenue of $1.7 million which was recognized during the first six months of 2016. The Company’s previously stated guidance assumed approximately $2.0 million of TheraBond revenue for the fiscal year ending December 31, 2017. Revenue from the sale of TheraBond products was approximately $900,000 during the first six months of 2017.
•	Contract manufacturing sales of approximately $1.4 million, compared to $2.2 million in the fiscal year ended December 31, 2016.

For the fiscal year 2017 the Company still expects cash burn from operations to be approximately $12.0 million, representing a decrease of approximately $6.3 million year-over-year, compared to $18.3 million in fiscal year 2016. This guidance implies an average operating burn of approximately $2 million per quarter for the last two quarters of 2017.

About Therabond:

The TheraBond product line includes contact dressings, island dressings and wraps. Based on a proprietary and patented manufacturing process, silver is bonded to the entire surface of all fibers of the TheraBond dressing. When TheraBond products are placed on the wound, bioactive ionic silver is released in the dressing at a controlled rate, promoting an optimal wound healing environment by creating an antimicrobial barrier that helps protect against infection. With its one-piece construction and unique struts between the contact and outer layers, TheraBond also enables efficient transfer of fluid and exudate away from the wound and into an outer absorptive dressing, while providing rapid, sustained antimicrobial protection. Alliqua acquired the TheraBond product line in connection with its purchase of the outstanding equity interest of Choice Therapeutics, Inc. on May 5, 2014.

About Alliqua BioMedical, Inc.

Alliqua is a regenerative technologies company committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua offers solutions that allow clinicians to utilize the latest advances in regenerative technologies to bring improved patient outcomes to their practices.

Alliqua currently markets the human biologic regenerative technologies, Biovance® and Interfyl™. The Company also markets its UltraMist® Therapy System, which delivers painless, noncontact low-frequency ultrasound below the wound bed to promote the healing process.

Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. The Company has locations in Yardley, Pennsylvania, Langhorne, Pennsylvania and Eden Prairie, Minnesota.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

About Argentum

Founded in 2001 and located in Geneva, IL, Argentum manufactures and sells innovative wound care products across a wide number of clinical applications, including the Silverlon® (“Silverlon”) brand, its rapidly-growing, proprietary range of silver-based antimicrobial products. The core platform technology in Silverlon is a uniquely designed silver-plated nylon matrix that provides the powerful antimicrobial properties of silver ions in the dressing without staining the skin and without increasing bioburden. Silverlon dressings are used today by surgeons and other healthcare professionals around the world on surgical wounds, burns, chronic wounds, IV catheter-related wounds, and for negative pressure wound therapy. Argentum sells Silverlon’s products in the North America, South America, Middle East, Africa, and Western Europe.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Investor Relations Alliqua:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com